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                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
TechniVision, Inc.:

     We consent to the use of our report included herein and to the references to our firm under the headings "Experts" and "TSC Selected Historical Financial Information" in the prospectus.


     Our report dated October 25, 1995, contains an explanatory paragraph that states that the TechniVision recurring losses from operations and excess of current liabilities over current assets raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                            /s/  KPMG Peat Marwick LLP

Dallas, Texas

January 25, 1996